SECOND VERSION !!!!!!!!!

Exhibit 10.31

NOTE: CERTAIN CONFIDENTIAL INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT AND REPLACED BY "[*]". A COMPLETE COPY OF THIS DOCUMENT INCLUDING THE CONFIDENTIAL INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AGREEMENT FOR SALE AND ASSIGNMENT OF RIGHTS

NPS PHARMACEUTICALS, INC.

- and -

LSRC II S.ÀR.L.

Dated as of February 26, 2010

i

ii

9.11	Waiver of Jury Trial	31
9.12	Time	32
9.13	Counterparts	32
Disclosure Schedules
Schedule 1.1(a) List of Product Patent Rights
Schedule 4 Vendor Disclosure Schedule
Schedule 6.7 (d) Form of Vendor's Press Release

iii

THIS AGREEMENT FOR SALE AND ASSIGNMENT OF RIGHTS is made as of the 26th day of February, 2010.

BETWEEN:

NPS PHARMACEUTICALS, INC.,
a corporation existing under the laws of the State of
Delaware

(collectively with its successors and permitted
assigns, the "Vendor")

- and -

LSRC II S.ÀR.L.,
a Société à responsabilité limitée existing under the
laws of the Grand Duchy of Luxembourg

(collectively with its successors and permitted assigns, the "Purchaser")

WHEREAS capitalized terms used and not otherwise defined in the following recitals have the meanings specified in Section 1.1;

AND WHEREAS pursuant to the Kirin License Agreement, the Vendor granted to Kirin an exclusive right and license, with the right to grant sublicenses, under the Licensed Technology to make, have made, use and sell NPS New Compounds and NPS Old Compounds in the Territory in the Field, to make, have made, use and sell Joint Compounds in the Territory and to conduct certain research in the Territory as more particularly described therein;

AND WHEREAS the Vendor has agreed to sell, assign, transfer, convey and deliver to the Purchaser the Assigned Rights in consideration of the payment by the Purchaser to the Vendor of the Purchase Price on the terms and subject to the conditions specified herein, and the Purchaser and the Vendor wish to enter into this Agreement to effect the sale, assignment, transfer, conveyance and delivery to the Purchaser of the Assigned Rights on the terms and subject to the conditions specified herein;

NOW THEREFORE, in consideration of the recitals and mutual covenants specified herein, and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1   Definitions

For the purposes of this Agreement, unless otherwise indicated, the following terms shall have the respective meanings specified below, and grammatical variations of such terms shall have corresponding meanings:

"Affiliate", in respect of the Vendor and Kirin, has the meaning specified in the Kirin License Agreement and, in respect of any other Person, has the same meaning except that the phrase "a party to this Agreement" in the definition of Affiliate shall be deemed to refer to such other Person;

"Agreement" means this agreement of sale and assignment of rights and includes all exhibits, appendices and schedules hereto as an integral part hereof, as any of the foregoing or this Agreement are amended, modified, supplemented, restated or replaced from time to time;

[*]

"Assigned Rights" means all of the Vendor's right, title and interest in, to and under the following rights under the Kirin License Agreement:

  the right to receive the Purchaser Royalty Interest;

  the right to receive Reports during the Term; and

  the right to direct the performance of an audit of the books and records of Kirin under Section 11.2 of the Kirin License Agreement in respect of Royalties received during the Term (including, for certainty, the right to select the independent accounting firm in connection therewith) and the right to receive a copy of the accounting firm's report referred to in Section 11.2 of the Kirin License Agreement;

"Bill of Sale" means the bill of sale dated the date hereof delivered by the Vendor to the Purchaser at the Closing evidencing the sale, assignment, transfer, conveyance and delivery of the Assigned Rights to the Purchaser;

"Breaching Party" has the meaning specified in Section 6.10(a);

"Brigham" means The Brigham and Women's Hospital Inc., a not-for-profit corporation incorporated under the laws of the Commonwealth of Massachusetts, and its successors and assigns;

"Brigham Agreements" means: (a) the Research Agreement effective February 19, 1993 between Brigham and the Vendor, as amended by the Research Agreement Amendment effective December 10, 1993, as further amended by the letter agreement dated May 1,

1995, the 1996 Research Agreement Amendment effective February 7, 1996, the 1997 Research Agreement Amendment effective March 1, 1997, the 1998 Research Agreement Amendment effective March 1, 1998, the 2000 Research Agreement Amendment effective March 1, 2000 and the 2002 Research Amendment Agreement effective March 1, 2002; and (b) the Patent Agreement effective February 19, 1993 between Brigham and the Vendor, as amended by a letter agreement dated March 15, 1993, paragraph 5 of the Research Agreement Amendment effective December 10, 1993, the 1996 Patent Agreement Amendment effective February 7, 1996 and the 1999 Patent Agreement Amendment effective February 18, 1999;

"Business Day" means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York, New York;

"Calcium Receptors" has the meaning specified in the Kirin License Agreement;

"Cinacalcet Purchase Agreement" means the Purchase and Sale Agreement dated as of December 22, 2004 between Cinacalcet Royalty Sub LLC (the "Cinacalcet Royalty Sub") and the Vendor, as the same may be amended, restated or supplemented from time to time;

"Closing" has the meaning specified in Section 3.1;

"Closing Document" means any document, instrument, undertaking or agreement required under this Agreement to be delivered by the Vendor or the Purchaser at the Closing;

"Compounds" has the meaning specified in the Kirin License Agreement;

"Damages" means any damage, loss, claim, cost, liability, demand or expense (including reasonable out-of-pocket expenses of investigation and reasonable legal fees and expenses in connection with any action, suit or proceeding), but excluding punitive and consequential damages;

"Default Notice" has the meaning specified in Section 6.10(a);

"Encumbrance" means any lien, charge, security interest, mortgage, option, privilege, pledge, trust or deemed trust (whether contractual, statutory or otherwise arising) or any other encumbrance, right or claim of any other Person of any kind whatsoever whether choate or inchoate, or any agreement (whether written or oral) to create any of the foregoing;

"Field" has the meaning specified in the Kirin License Agreement;

"Governmental Authority" means any government, regulatory or administrative agency or commission, governmental department, ministry, bureau, commission or agency, court, tribunal, governmental arbitrator or arbitration board or other similar body, or other governmental authority or instrumentality, whether federal, provincial, state or municipal (domestic or foreign);

"indemnified party" has the meaning specified in Section 8.3(a);

"Indenture" means the Indenture dated as of December 22, 2004 between Cinacalcet Royalty Sub LLC, as issuer of the Notes (as defined therein), and U.S. Bank National Association, as initial trustee of the Notes (as defined therein), as the same may be amended, restated or supplemented from time to time;

"Infringement Payments" means all collections, recoveries, damages, awards, settlement payments or any other payments, compensation or consideration of any kind which the Vendor is entitled to receive and are intended as compensation for deemed Net Sales under Sections 10.1 and 10.5 of the Kirin License Agreement, as a result of any litigation, arbitration or other legal proceeding to enforce the Kirin License Agreement or the Licensed Technology to the extent such litigation, arbitration or other legal proceeding results in payments arising from infringement of any of the Licensed Technology;

"Infringement Sales" means the sales or deemed sales that give rise to an Infringement Payment;

"Joint Compounds" has the meaning specified in the Kirin License Agreement;

"Joint Know-How" has the meaning specified in the Kirin License Agreement;

"Joint Patent Rights" has the meaning specified in the Kirin License Agreement;

"Kirin" means Kyowa Hakko Kirin Co., Ltd. (successor-in-interest to Kirin Brewery Company, Limited), a corporation existing under the laws of Japan, and its successors and assigns;

"Kirin Consent and Direction" means the consent and direction agreement dated as of February 22, 2010 between the Vendor, the Purchaser and Kirin pursuant to which: (a) Kirin consents to the assignment of the Assigned Rights and the granting of a security interest in the Kirin License Agreement and the Licensed Technology to the Purchaser by the Vendor; and (b) the Vendor and the Purchaser direct Kirin to pay the Purchaser Royalty Interest to the Purchaser Account and to deliver the Reports to the Purchaser from and after the date hereof until the expiration of the Term;

"Kirin-Equivalent Rights" has the meaning specified in Section 6.6(b);

"Kirin Know-How" has the meaning specified in the Kirin License Agreement;

"Kirin License Agreement" means the Collaborative Research and License Agreement dated as of June 30, 1995 between the Vendor and Kirin (as successor-in-interest to Kirin Brewery Company, Limited), including all appendices thereto as modified or amended from time to time to the date hereof in accordance with the terms thereof, as amended by the First Amendment to Collaborative Research and License Agreement dated July 1,

2009 between the Vendor and Kirin, as the same may be further amended, restated, modified, replaced, succeeded, substituted or supplemented from time to time;

"Kirin Patent Rights" has the meaning specified in the Kirin License Agreement;

"Knowledge of the Vendor" means the actual knowledge of the Vendor after due inquiry;

"License Agreement Know-How" means, collectively, the NPS Know-How, the Joint Know-How and the Kirin Know-How;

"License Agreement Patent Rights" means, collectively, the NPS Patent Rights, the Joint Patent Rights and the Kirin Patent Rights;

"Licensed Technology" means, for the purposes hereof, collectively, the Product Patent Rights and the Product Know-How;

"Marketed Product" means the HCl salt of the NPS Old Compound cinacalcet referred to as NPS 1493 being marketed by Kirin under the trademark Regpara®;

"Material Adverse Effect" means a material adverse effect on: (a) the ability of the Vendor to perform its obligations under this Agreement; (b) the validity or enforceability of this Agreement or the rights or remedies of the Purchaser hereunder; (c) the timing, amount or duration of the Royalties; (d) the Assigned Rights; or (e) the Products;

"Net Sales" has the meaning specified in the Kirin License Agreement and further includes Infringement Sales;

"New Arrangement" has the meaning specified in Section 6.7(a);

"New License Agreement" has the meaning specified in Section 6.7(a);

"New Royalty Interest" has the meaning specified in 6.7(b);

"Notifying Party" has the meaning specified in Section 6.10(a);

"NPS Know-How" has the meaning specified in the Kirin License Agreement;

"NPS New Compounds" has the meaning specified in the Kirin License Agreement;

"NPS Old Compounds" has the meaning specified in the Kirin License Agreement;

"NPS Patent Rights" has the meaning specified in the Kirin License Agreement;

"Person" means an individual, firm, corporation, company, limited liability company or other body corporate (with or without share capital), partnership, trust, joint venture, association, executor, administrator or other legal representative, Governmental Authority or other entity or organization howsoever formed;

"Product Field" means the Field relating to either regulation of Calcium Receptors on any cell types, including parathyroid cells, or regulation of levels of parathyroid hormone, including secondary parathyroidism, primary hyperparathyroidism and hypercalcemia in patients with parathyroid carcinoma;

"Product Know-How" means the NPS Know-How that relates to the Products in the Territory;

"Product Patent Rights" means the NPS Patent Rights covered in any patent or patent application in the Territory claiming priority to either [*], including any of the patents and patent applications described on Schedule 1.1(a) hereto;

"Products" means the Compounds covered by the Product Patent Rights, including the Marketed Product;

"Purchase Price" has the meaning specified in Section 2.2;

"Purchaser" has the meaning specified on the first page of this Agreement;

"Purchaser Account" means the following account:

[*]

"Purchaser Royalty Interest" means the right to receive 100% of the Royalties, in an aggregate amount not to exceed $96,000,000, in respect of Net Sales occurring on or after July 1, 2009;

"Reports" means the Royalty Reports and the other reports or notices relating to the Products, the Licensed Technology or the Purchaser Royalty Interest that the Vendor is entitled to receive under Sections 4.5, 6.2 through 6.5, 6.7, 6.9, 7.3, 8.2, 9.1, 10.2, 10.4 and 14.1 of the Kirin License Agreement, and also includes any notice from Brigham referred to in Section 12.1(j) of the Kirin License Agreement that is received by the Vendor;

"Royalties" means the following payments the Vendor is entitled to receive pursuant to the Kirin License Agreement:

  all of the royalties payable by Kirin in respect of Net Sales of Products sold by Kirin, its Affiliates or Sublicensees anywhere in the Territory (as calculated in accordance with the Kirin License Agreement) arising during the Term under Sections 5.3, 7.3 and 11.2 of the Kirin License Agreement;

  any interest on amounts referred to in clause (a) above that may become payable to the Vendor as a result of the late payment of such amounts by Kirin or its Affiliates or Sublicensees; and

  any Infringement Payments,

but does not include any payments that the Vendor is entitled to receive pursuant to Sections 3.2, 3.3, 5.1 and 5.2 of the Kirin License Agreement;

"Royalty Reports" means the reports that Kirin is required to furnish to the Vendor pursuant to Section 11.1 of the Kirin License Agreement;

"SB Agreement" has the meaning specified in Section 12.1(l) of the Kirin License Agreement and further includes any amendments, modifications and supplements thereto and restatements and replacements thereof from time to time;

"Security Agreement" means the security agreement dated as of the date hereof between the Vendor and the Purchaser;

"Sublicensee" means a sublicensee or distributor of Kirin as contemplated in the Kirin License Agreement;

"Term" means the period from and including July 1, 2009 up to and including the Termination Date;

"Termination Date" means the first date on which the aggregate amount of the payments actually received by the Purchaser in respect of the Purchaser Royalty Interest equals or exceeds $96,000,000;

"Territory" has the meaning specified in the Kirin License Agreement;

"Third Party Claim" has the meaning specified in Section 8.3;

"Two-Way Non-Disclosure Agreement" means the Two-Way Non-Disclosure Agreement effective as of August 11, 2009 between the Vendor and DRI Capital Inc.;

"UCC" means: (a) the Uniform Commercial Code as in effect from time to time in the State of New York; (b) with respect to enforcement, the Uniform Commercial Code as in effect from time to time in any other state whose law is applicable with respect to the enforcement of the Purchaser's rights under this Agreement or the Security Agreement; and (c) insofar as any references to the UCC is used in the context of perfection, the Uniform Commercial Code as in effect from time to time in the state that is the "location" of the Vendor under the Uniform Commercial Code, in each case including any legislation that may be substituted therefor (as any such substituted legislation may be amended from time to time);

"Vendor" has the meaning specified on the first page of this Agreement; and

"Vendor Account" means the following account:

[*]

1.2   Interpretation

  When a reference is made in this Agreement to an "Article", "Section" or "Schedule", such reference shall be to an Article or Section of or Schedule to this Agreement unless otherwise indicated.

  The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation" and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it.

  Neither party hereto shall be or be deemed to be the drafter of this Agreement for the purposes of construing this Agreement against the other party.

  All uses of the words "hereto", "herein", "hereof", "hereby" and "hereunder" and similar expressions refer to this Agreement.

  Unless otherwise specified in this Agreement, words in the singular include the plural and vice versa and words importing one gender include all genders.

  The headings and captions in this Agreement are for convenience and reference purposes only and shall not be considered a part of, or affect the construction or interpretation of, any provision of this Agreement.

1.3   Currency

Unless specified otherwise, all references to monetary amounts in this Agreement are to references to the lawful currency of the United States of America.

1.4   Schedules

The following Schedules are attached to, and form an integral part of, this Agreement:

Schedule 1.1(a)	-	List of Product Patent Rights
Schedule 4	-	Vendor Disclosure Schedule
Schedule 6.8(d)	-	Form of Vendor's Press Release

ARTICLE 2
SALE AND ASSIGNMENT

2.1   Sale and Assignment

  On the terms and subject to the conditions of this Agreement (including Section 6.6), the Vendor hereby sells, assigns, transfers, conveys and delivers to the Purchaser, and the Purchaser hereby purchases from the Vendor, all right, title and interest in and to the Assigned Rights free and clear of all Encumbrances and any right of deduction, set-off, counterclaim or offset except as contemplated in Sections 1.13, 5.5, 7.2, 10.1, 10.4 and 11.3 of the Kirin License Agreement.

  For purposes of clarification, the Vendor is entitled to receive, and the Purchaser shall have no interest in, (i) any accrued but unpaid Royalties based on Net Sales arising prior to July 1, 2009 and (ii) all Royalties in excess of $96,000,000 actually received by the Purchaser.

2.2   Purchase Price

The aggregate purchase price for the Assigned Rights is $38,400,000 (the "Purchase Price") and will be paid by the Purchaser to the Vendor upon Closing by delivery by or on behalf of the Purchaser of immediately available funds in the requisite amount to the Vendor Account, without any deduction, set-off, counterclaim or offset.

2.3   No Obligations Transferred

Notwithstanding any provision of this Agreement:

  the sale, assignment, transfer, conveyance and delivery to the Purchaser of the Assigned Rights pursuant to this Agreement shall not in any way subject the Purchaser to, or transfer, affect or modify, any obligation or liability of the Vendor under the Kirin License Agreement, including the responsibility thereunder to file, prosecute and maintain the Product Patent Rights and to pay the fees and expenses relating thereto, and the Vendor's payment obligations under Sections 3.3, 5.2(b), 5.4, 6.3, 7.5 and Article 10 of the Kirin License Agreement; and

  the Purchaser expressly does not assume or agree to become responsible for any obligation or liability of the Vendor of any kind whatsoever, whether presently in existence or arising or asserted hereafter, whether under the Kirin License Agreement or otherwise, except for actions taken by the Purchaser in exercising its rights under the Kirin License Agreement that are part of the Assigned Rights. All such obligations and liabilities (for certainty, including any and all existing and potential obligations under or relating to the Brigham Agreements and the SB Agreement, including royalty or milestone payments payable thereunder, [*]) are, and from and after the Closing shall be retained by and remain obligations and liabilities of, the Vendor.

ARTICLE 3
THE CLOSING

3.1   Closing

The closing of the transactions contemplated by this Agreement, including the transfer to the Purchaser of all right, title and interest in and to the Assigned Rights, shall take place on the date hereof (the "Closing") at the offices of the Purchaser's counsel, Davies Ward Phillips & Vineberg LLP, in Toronto, Ontario.

3.2   Closing Deliveries

The Purchaser acknowledges that, at the Closing, the Vendor has delivered or has caused to be delivered to the Purchaser:

  a current Certificate of Good Standing in respect of the Vendor issued by the State of Delaware;

  the Kirin Consent and Direction, duly executed and delivered by the Vendor and Kirin;

  the Bill of Sale, duly executed and delivered by the Vendor;

  the Security Agreement, duly executed and delivered by the Vendor;

  a short-form Patent Security Agreement for filing by the Purchaser at its sole cost and expense in the Japan Patent Office (as a Shichiken-type filing) and the related Power of Attorney, in each case duly executed and delivered by the Vendor;

  a certified copy of the Kirin License Agreement, the Brigham Agreements, the SB Agreement (provided that Vendor may provide a redacted copy of the SB Agreement), [*];

  standard corporate existence and authority opinions and enforceability opinions on this Agreement, the Bill of Sale, the Security Agreement and the Kirin License Agreement, a perfection and registration opinion with respect to the Security Agreement, a no conflict opinion on this Agreement and the Kirin License Agreement, [*], in each case from the Vendor's external legal counsel and in a form and in substance reasonably satisfactory to the Purchaser; and

  UCC financing statements to: (i) perfect the sale of the Assigned Rights to the Purchaser, to the extent the Assigned Rights are "accounts" as defined in Section 9-102(a)(2) of the UCC; (ii) to create, evidence and perfect the precautionary Encumbrance granted pursuant to the provisions of Section 9.7(b); and (iii) to perfect the security interest granted in the Security Agreement.

3.3   Closing Deliveries by the Purchaser

The Vendor acknowledges that, at the Closing, the Purchaser has delivered or has caused to be delivered to the Vendor:

  payment by a wire transfer of immediately available funds to the Vendor Account, in the amount equal to the Purchase Price; and

  the Kirin Consent and Direction, duly executed and delivered by the Purchaser.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE VENDOR

The Vendor hereby represents and warrants to the Purchaser as follows, subject to Schedule 4, and acknowledges that the Purchaser is relying on such representations and warranties in entering into this Agreement:

4.1   Organization, Standing and Power

  The Vendor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

  The Vendor is not insolvent and no proceedings have been taken or authorized by the Vendor, or to the Knowledge of the Vendor been taken or threatened by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Vendor. The Vendor will not become insolvent or be put in insolvent circumstances or become unable to meet its obligations as they become due, in each case within the meaning of applicable bankruptcy, insolvency and similar laws to which the Vendor is subject, by or as a result of entering into this Agreement or any Closing Document or immediately after the Closing. The Vendor is not entering into this Agreement or any Closing Document for the purpose of injuring, obstructing, impeding, defeating, hindering, delaying, defrauding or oppressing the rights and claims of creditors or others against the Vendor.

4.2   Authority, Execution and Delivery; Enforceability

The Vendor has full power and authority to execute and deliver this Agreement and the Closing Documents and to sell, assign, transfer, convey and deliver the Assigned Rights to the Purchaser and to perform all of the obligations to be performed by the Vendor hereunder and under the Closing Documents. The execution and delivery of this Agreement and the Closing Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of the Vendor. This Agreement and each Closing Document have been duly executed and delivered by the Vendor and constitute the Vendor's legal, valid and binding obligation, enforceable against the Vendor in accordance with their respective terms, subject to creditors' rights and general principles of equity.

4.3   No Conflicts

The execution and delivery of this Agreement and the Closing Documents by the Vendor do not and will not, and the consummation of the transactions contemplated hereby and thereby and the compliance by the Vendor with the terms hereof and thereof will not:

  conflict with, result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under, any provision of: (i) any applicable statute, law, ordinance, rule or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any court or any Governmental Authority to which the Vendor or its properties or assets may be subject; (ii) any agreement (whether written or oral), commitment or instrument to which the Vendor is a party or by which the Vendor or any of its assets is bound (including any agreement to which the Vendor is a party relating to the Assigned Rights or the Licensed Technology); or (iii) the bylaws of the Vendor;

  result in the creation or imposition of any Encumbrance on the Kirin License Agreement, the Assigned Rights or the Licensed Technology except as contemplated in Section 9.7(b) and the Security Agreement in favour of the Purchaser; or

  relieve any party (or their respective Affiliates) to the Kirin License Agreement or the Brigham Agreements of any of its obligations or enable it to terminate or suspend its obligations thereunder.

4.4   No Consent

No consent (other than as contemplated in the Kirin Consent and Direction), approval, license, permit, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained or made by the Vendor in connection with the execution and delivery by the Vendor of this Agreement or any Closing Document, the performance by the Vendor of its obligations under this Agreement or any Closing Document or the consummation of any of the transactions contemplated hereby or thereby, including, for certainty, the consent of any Affiliate or Sublicensee, to assign the Assigned Rights to the Purchaser.

4.5   Ownership of Assigned Rights

  The Vendor is the sole and exclusive owner of all legal and equitable title to the Assigned Rights and has good and valid title to the Assigned Rights free and clear of (i) all Encumbrances and (ii) any right of deduction, set- off, counterclaim or offset for any reason except as contemplated in Sections 1.13, 5.5, 7.2, 10.1, 10.4 and 11.3 of the Kirin License Agreement. Upon completion of the Closing and filing of the applicable UCC financing statements to perfect the sale, if the Assigned Rights are "accounts" as defined in Section 9-102(a)(2) of the UCC, the Purchaser will have acquired good and valid title to the Assigned Rights, free and clear of (i) any and all Encumbrances of any kind whatsoever, except for the Encumbrances in favour of the Purchaser contemplated in this Agreement, and (ii) any right of deduction, set-off, counterclaim or offset for any reason, except as expressly contemplated in Sections 1.13, 5.5, 7.2, 10.1, 10.4 and 11.3 of the Kirin License Agreement. The Vendor has not assigned, and has not in any other way conveyed, transferred or granted any Encumbrance to any Person in respect of, all or any portion of its right, title and interest in or to the Assigned Rights or agreed or committed to do any of the foregoing.

  Except for the Kirin License Agreement, the Brigham Agreements and this Agreement, there are no contracts, arrangements or understandings (whether written or oral) to which the Vendor is a party affecting the Assigned Rights.

  Other than the Purchaser under this Agreement, no Person has any entitlement to receive, in whole or in part, any of the Royalties.

4.6   Kirin License Agreement; Brigham Agreements; SB Agreement

  Each of the Kirin License Agreement and the Brigham Agreements is the legal, valid and binding obligation of the Vendor and, to the Knowledge of the Vendor, of each other party thereto, enforceable in accordance with its terms (subject to laws affecting the rights of creditors generally and principles of equity) and is in full force and effect.

  There is no breach or default, or event which, either individually or in aggregate, with other events, upon notice or passage of time, or both, would reasonably be expected to give rise to any breach or default in the performance of any of the Kirin License Agreement or any of the Brigham Agreements by the Vendor or, to the Knowledge of the Vendor, by any counterparty thereto.

  The Vendor has not waived any rights or defaults under the Kirin License Agreement or any of the Brigham Agreements and has not released any counterparty thereto, in whole or in part, and has not itself been released from any of its obligations under the Kirin License Agreement or any of the Brigham Agreements that would reasonably be expected to adversely affect the Assigned Rights.

  A true, correct and complete certified copy of the Kirin License Agreement and each of the Brigham Agreements has been delivered to the Purchaser concurrent with the delivery of this Agreement. None of the Kirin License Agreement or the Brigham Agreements has been cancelled, terminated, subordinated or rescinded, in whole or in part. The Vendor has not received, and has no reasonable belief that the Vendor may receive, any notice of a counterparty's intention to terminate or request any amendment or consent to assignment of the Kirin License Agreement or the Brigham Agreements. To the Knowledge of the Vendor, no Person that is a party to such agreement has made any claim challenging the enforceability of any of the Kirin License Agreement, the Brigham Agreements or the Vendor's rights in or to the Assigned Rights. The Vendor has delivered a certified redacted copy of the SB Agreements to the Purchaser concurrent with the delivery of this Agreement, and none of the redacted provisions of the SB Agreements could reasonably be expected to give rise to a Material Adverse Effect.

  The Vendor has not assigned any of its rights or delegated any of its obligations under the Kirin License Agreement or the Brigham Agreements, and each of the Kirin License Agreement and the Brigham Agreements is free and clear of all Encumbrances.

  To the Knowledge of the Vendor, Kirin has not granted a sublicense pursuant to Section 4.1 of the Kirin License Agreement.

  Each of Kirin and the Vendor has complied with its obligations under Sections 4.5 and 4.6 of the Kirin License Agreement, respectively, and neither the Vendor nor Kirin has exercised or has any grounds for exercising its remedies under Sections 4.5 and 4.6 of the Kirin License Agreement, respectively.

  To the best information and belief of the Vendor: (i) no provision of the SB Agreement restricts or limits the Vendor's right to grant the rights and licenses granted to Kirin in the Kirin License Agreement; and (ii) the Vendor does not expect any counterparty to the SB Agreement to restrict the Vendor's and Kirin's right to make, have made, use or sell the Products in the Territory in the Field on the terms and conditions specified in the Kirin License Agreement.

4.7   Patents and Other Intellectual Property

  Schedule 1.1(a) sets forth a complete list, including status, of all patent applications and issued patents which comprise the Product Patent Rights. The Vendor is the exclusive owner of the entire right, title and interest in and to the Product Patent Rights and the Product Know-How in the Field, free and clear of any Encumbrances, subject to the exclusive license to Kirin. The patents and patent applications within the Product Patent Rights are valid and enforceable. To the Knowledge of the Vendor, there are no facts that would reasonably lead to the conclusion that any claim of an issued, unexpired patent in the Product Patent Rights, or one whose expiration date has been extended by law, is invalid or unenforceable to the extent that the invalidity or unenforceability thereof would result in a Material Adverse Effect. The Vendor has not received, and to the Knowledge of the Vendor Kirin has not received, written notice that any Person has challenged or, to the Knowledge of the Vendor, threatened to challenge the validity or enforceability of the Product Patent Rights in the Territory. To the Knowledge of the Vendor, there is no infringement of the Product Patent Rights by any Person in the Field in the Territory. Subject to Kirin's exclusive license in the Field in the Territory, the Vendor has not received any demand or claim by any Person that such Person has any ownership interest in any of the Product Patent Rights, or that any of the Product Patent Rights are, or may be, invalid or unenforceable or that any Product, or its manufacture, use or sale, infringes upon or may infringe upon any patent, copyright, trademark, trade secret or other intellectual property right of any third party. All appropriate patent fees required to be paid with respect to all patents and patent applications within the Product Patent Rights, including those listed on Schedule 1.1(a), have been paid. To the Knowledge of the Vendor, the sale of the Products in the Territory as currently sold by Kirin (including its Affiliates and Sublicensees) does not infringe any issued patent or patent application of any third party or infringe any other trademarks or trade secrets of any third party. Neither the Vendor nor, to the Knowledge of the Vendor, Kirin has requested any written opinions of counsel relating to any third party patent or published patent application which may be considered to relate to any Product.

  Subject to Kirin's exclusive license in the Territory, to the Knowledge of the Vendor, no third party has a claim or has claimed any ownership rights in the Licensed Technology or received or is aware of any demand or claim by any Person that any of the Licensed Technology or the Products is infringing or may infringe upon any patent, copyright, trademark, trade secret or any other intellectual property rights of any third party in the Territory.

  Other than pursuant to the Kirin License Agreement, neither the Vendor nor, to the Knowledge of the Vendor, Kirin has entered into any contract, agreement, commitment or undertaking granting to any Person the right within the Territory to use the Licensed Technology to make, have made, use or sell the Products.

  Neither the Vendor nor, to the Knowledge of the Vendor, Kirin has granted to any Governmental Authority or any other Person a license relating to the Licensed Technology in the Territory and, to the Knowledge of the Vendor, there is no reason to believe that the Vendor or Kirin is or will be required to grant any such license to any Governmental Authority or any other Person in the Territory.

  [*]. The Marketed Product is being marketed by Kirin under the trademark Regpara® pursuant to the terms of the Kirin License Agreement. The only License Agreement Patent Rights covering the Marketed Product, any method for identification of the Marketed Product, any process for manufacturing the Marketed Product, any intermediate used in such process, any method to formulate or deliver the Marketed Product, or any use of the Marketed Product are the Product Patent Rights.

4.8   Litigation

  There is no:

    action, suit, claim or proceeding pending or, to the Knowledge of the Vendor, threatened against the Vendor, or, to the Knowledge of the Vendor, against Kirin or Brigham, in each case at law or in equity;

    arbitration proceeding to which the Vendor or, to the Knowledge of the Vendor, Kirin or Brigham is a party; or

    any inquiry by any Governmental Authority pending or, to the Knowledge of the Vendor, threatened against the Vendor or, to the Knowledge of the Vendor, against Kirin or Brigham,

  in each case, which, if adversely determined, would question the validity or enforceability of the Licensed Technology, the Kirin License Agreement, the Brigham Agreements or the Assigned Rights, or prevent the consummation of the transactions contemplated by this Agreement or otherwise adversely affect the Assigned Rights or the rights granted or licensed by the Vendor to Kirin under the Kirin License Agreement.

  There is no action or suit by the Vendor or, to the Knowledge of the Vendor, Kirin pending or threatened in writing against others relating to the Licensed Technology, the Kirin License Agreement, the Brigham Agreements, the SB Agreement, the Assigned Rights or the Products.

  The Product Patent Rights are not subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the use or licensing thereof in the Territory by the Vendor or, to the Knowledge of the Vendor, Kirin. There are no patent office proceedings, including oppositions, interferences or re-examinations, relating to the Product Patent Rights in the Territory.

4.9   Royalties

  All Royalties required to be paid by Kirin pursuant to the Kirin License Agreement for any period ending on or prior to July 1, 2009 have been paid in full as and when due.

  The Vendor has not received any payments from Kirin in respect of Royalties payable for the period from July 1, 2009 to the date hereof.

4.10   Reports

The Vendor has provided to the Purchaser true, correct and complete copies of all Royalty Reports received by the Vendor from Kirin as of the date hereof.

4.11   Expenses

The Purchaser will not be liable for any brokerage commission, finder's fee or other like payment in connection with the transactions contemplated by this Agreement because of any action taken by, or agreement or understanding reached by, the Vendor.

4.12   Disclosure

No representation or warranty made by the Vendor in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make any such representation or warranty not misleading to a prospective buyer of the Assigned Rights.

4.13   Compliance with Laws

The Vendor is in compliance in all material respects with all laws, statutes, ordinances, regulations, rules, decrees and orders of Governmental Authorities of the United States of America applicable to the Vendor or its business.

4.14   [*]

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Vendor as follows and acknowledges that the Vendor is relying on such representations and warranties in entering into this Agreement:

5.1   Organization

The Purchaser is a Société à responsabilité limitée duly organized, validly existing and in good standing under the laws of the Grand Duchy of Luxembourg and has full corporate power and authority and possesses all governmental franchises, licences, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

5.2   Authorization

The Purchaser has full power and authority to execute and deliver this Agreement and to perform all of the obligations to be performed by the Purchaser hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes the Purchaser's legal, valid and binding obligation, enforceable against the Purchaser in accordance with its terms.

5.3   No Conflicts

The execution and delivery of this Agreement by the Purchaser do not, and the consummation of the transactions contemplated hereby and the compliance by the Purchaser with the terms hereof will not conflict with, result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, any provision of: (a) any applicable statute, law, ordinance, rule or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any court or any Governmental Authority to which the Purchaser or its properties or assets may be subject; (b) any material contract, commitment or instrument to which the Purchaser is a party or by which the Purchaser or any of its assets is bound; or (c) the governing documents of the Purchaser.

5.4   No Consent

No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained or made by the Purchaser in connection with the execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations under this Agreement or the consummation of any of the transactions contemplated hereby.

5.5   Expenses

The Vendor will not be liable for any brokerage commission, finder's fee or other like payment in connection with the transactions contemplated by this Agreement because of any action taken by, or agreement or understanding reached by, the Purchaser.

5.6   Litigation

There is no:

  action, suit, claim or proceeding pending or, to the knowledge of the Purchaser, threatened against the Purchaser, at law or in equity;

  arbitration proceeding to which the Purchaser is a party; or

  any inquiry by any Governmental Authority pending or, to the knowledge of the Purchaser, threatened against the Purchaser,

in any case which, if adversely determined, would prevent the consummation of the transactions contemplated by this Agreement.

ARTICLE 6
COVENANTS

6.1   Remittance of Royalties

  The Vendor and the Purchaser shall direct Kirin pursuant to the Kirin Consent and Direction to make payments in respect of the Royalties included in the Purchaser Royalty Interest that become payable during the Term directly to the Purchaser Account, but otherwise in the manner provided in the Kirin License Agreement.

  If, notwithstanding the terms of the Kirin Consent and Direction, Kirin, any Sublicensee or Affiliate of Kirin or any other Person makes any payment on account of the Purchaser Royalty Interest to the Vendor, then the Vendor shall be deemed to be holding such funds in trust for the Purchaser and shall promptly, and in any event no later than three (3) Business Days following the receipt by the Vendor of such payment, remit the entire amount of such payment to the Purchaser without deduction, set-off, claim, counterclaim or offset; provided, however, that if the Purchaser notifies the Vendor in writing that any amount required to be remitted to the Purchaser by Kirin or any Sublicensee or Affiliate was not remitted to the Purchaser, and the Purchaser has confirmed with Kirin or such Sublicense or Affiliate that such amount was instead remitted to the Vendor, then the Vendor shall promptly remit such amounts to the Purchaser and, in any event, within one (1) Business Day of receipt of such notice from the Purchaser.

  All payments referred to in Sections 6.1(a) and 6.1(b) shall be made by wire transfer of immediately available funds to the Purchaser Account or otherwise as the Purchaser may direct Kirin in writing (with a copy to the Vendor) or notify the Vendor in accordance with Section 9.3, as applicable.

  If at any time the Purchaser receives or has received any payment or other money relating to the Licensed Technology that is not in respect of the Assigned Rights or that the Purchaser is not otherwise entitled to under this Agreement or a Closing Document, the Purchaser shall be deemed to be holding such funds in trust for the Vendor and shall forthwith upon receipt of such funds and, in any event, within five (5) Business Days thereof, deliver the same to the Vendor Account, or otherwise as the Vendor may notify the Purchaser in accordance with Section 9.3, without deduction, set-off, claim, counter-claim or offset.

6.2   Maintenance of Kirin License Agreement and other Agreements

  At all times and from time to time during the Term, the Vendor shall: (i) comply fully with all of its obligations under the Kirin License Agreement and the Brigham Agreements; and (ii) immediately notify the Purchaser in writing in the event the Vendor receives notice from or on behalf of a counterparty to the Kirin License Agreement or any of the Brigham Agreements that the Vendor is in default thereunder or that a party thereto has terminated or intends to terminate the Kirin License Agreement or the Brigham Agreements.

  During the Term, the Vendor shall not, without prior written consent of the Purchaser: (i) sell, assign, transfer, convey, deliver, create any Encumbrance on or otherwise dispose of any right, interest or obligation in, to or under the Kirin License Agreement or the Brigham Agreements; (ii) forgive, release or compromise any Royalties owed by or to become owing to the Vendor pursuant to the Kirin License Agreement; (iii) amend, modify, supplement, restate or otherwise alter any of the Kirin License Agreement, the Brigham Agreements [*] in a manner which, either individually or in the aggregate, could reasonably be expected to adversely affect the Assigned Rights or, in any case, amend the definition of Net Sales for the purpose of changing or replacing the reference to "IMS (NHI Price)"; (iv) terminate the Kirin License Agreement or the Brigham Agreements; (v) subcontract or otherwise delegate or assign any or all of the Vendor's obligations under the Kirin License Agreement or the Brigham Agreements; or (vi) consent to any of the foregoing.

6.3   Reports; Other Information

  If, notwithstanding the terms of the Kirin Consent and Direction, any Report required by this Agreement to be delivered to the Purchaser is delivered to, or otherwise received by or on behalf of the Vendor, the Vendor shall promptly, and in any event no later than three (3) Business Days following the receipt thereof by or on behalf of the Vendor, deliver such Report to the Purchaser in accordance with Section 9.3 (without the necessity of delivering a copy to the Purchaser's counsel) by overnight courier service.

  The Vendor shall provide to the Purchaser, as promptly as practicable, but in any event within five (5) Business Days of receipt by the Vendor: (i) copies of any notice, report or other written communication with, from or on behalf of Kirin or any other Person directly relating to the Kirin License Agreement, the Brigham Agreements, the SB Agreement, the Kirin Consent and Direction or the Assigned Rights, in each case to the extent the foregoing could, individually or in the aggregate, reasonably be expected to result in an adverse effect to the Assigned Rights; (ii) copies of any notice, report or other written communication with, from or on behalf of Kirin or any other Person relating to any of the Licensed Technology, any sublicense agreement with any Sublicensee or Affiliate, any Product, the total amounts invoiced in respect of the Net Sales of the Products sold by Kirin, its Affiliates or Sublicensees, the Royalties or any other matters reasonably related thereto, in each case, to the extent the foregoing relates to any Assigned Rights or would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect; (iii) notice (in writing in reasonable detail) of any oral communication with, from or on behalf of Kirin which would reasonably be understood to be a material development with respect to any of the Assigned Rights or the Products; and (iv) notice of any actions, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving or otherwise affecting the Kirin License Agreement, any sublicense agreement with any Sublicensee or Affiliate, the Brigham Agreements, the SB Agreement, any Product, the total amounts invoiced in respect of the Net Sales of the Products sold by Kirin, its Affiliates or Sublicensees, the Royalties or any other matters reasonably related thereto to the extent the foregoing relates to any Assigned Right or would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

6.4   Audit Rights

During the Term, and for eighteen (18) months thereafter in the case of any termination of this Agreement pursuant to Section 7.1(ii), 7.1(iii) or 7.1(iv), the Vendor shall not exercise its inspection and audit rights under Section 11.2 of the Kirin License Agreement without the prior written consent of the Purchaser in its reasonable discretion. In addition, the Vendor shall cooperate with the Purchaser to exercise or cause the exercise of the Vendor's inspection and audit rights under Section 11.2 of the Kirin License Agreement at the Purchaser's direction and at the sole cost and expense of the Purchaser. For certainty, the Purchaser shall be entitled to receive from Kirin all amounts in respect of any underpayment of Royalties owing in respect of Net Sales giving rise to Royalties included in the Purchaser Royalty Interest pursuant to Section 11.2 of the Kirin License Agreement, and the Purchaser shall be responsible for paying to Kirin all amounts in respect of any overpayments of Royalties in respect of Net Sales giving rise to Royalties included in the Purchaser Royalty Interest pursuant to Section 11.2 of the Kirin License Agreement and actually received by the Purchaser as contemplated in this Agreement.

6.5   Patent Obligations

  The Vendor shall, subject to the rights of Kirin under the Kirin License Agreement: (i) to the full extent allowed by law, prosecute and maintain in full force and effect each pending patent application included in the Product Patent Rights in the Territory; and (ii) maintain and keep in full force and effect any issued Product Patent Rights in the Territory. The Vendor shall provide or cause to be provided to the Purchaser copies of all correspondence with any patent office or counsel's analysis in writing relating to the Product Patent Rights in the Territory, including drafts of responses with sufficient time to provide the Purchaser time to review and comment on each response.

  The Vendor shall pursue and prosecute any claim under any Product Patent Right applicable within the Territory that could reasonably be necessary or advantageous for the Vendor to fulfill its obligations under the Kirin License Agreement and in respect of which the Vendor is advised by the Purchaser's patent counsel has a reasonable legal basis for allowance. The Vendor will not abandon prosecution of any pending claim under a Product Patent Right within the Territory without the prior written consent of the Purchaser acting reasonably. In addition, prior to issuance of a patent from a pending patent application included in the Product Patent Rights or abandonment of a patent application included in the Product Patent Rights, in each case within the Territory, the Vendor shall file, to the extent permitted by law, a continuation or divisional application of the patent application unless: (i) the Vendor has prior written consent from the Purchaser not to file such a continuation or divisional application; or (ii) as of the date of such issuance or abandonment, the term of all the Product Patent Rights has expired.

  If the Vendor proposes not to pay or to continue to pay all required maintenance or other government fees as are necessary or desirable to diligently maintain any issued patent included in the Product Patent Rights within the Territory, the Vendor shall promptly notify the Purchaser of such proposal prior to making any decision in respect thereof. The Purchaser shall have the right (but not the obligation) to assume responsibility for maintenance of such Product

  Patent Right in the relevant countries in the Territory at the Purchaser's expense, provided that, if the Purchaser chooses to exercise such right, the Purchaser shall notify the Vendor thereof in writing within a reasonable period of time.

  If the Vendor shall have received written notice of infringement of any Product Patent Right in the Territory and none of the Vendor, Kirin or any other Person has initiated legal proceedings against such infringer as permitted pursuant to the Kirin License Agreement, then, subject to the terms of the Kirin License Agreement, if requested by the Purchaser, the Vendor shall initiate legal proceedings against such infringer with counsel selected by the Purchaser and at the Purchaser's expense, and the Purchaser will have the right to control such legal action. The Vendor will cooperate fully with the Purchaser in any such legal action.

  Upon the reasonable request of the Purchaser, the Vendor will permit the Purchaser, at the Purchaser's expense, to review and comment on the Vendor's proposed litigation strategy and any documents proposed to be filed in court or served on a third party by the Vendor in connection with any action or legal proceeding relating to the infringement of any of the Product Patent Rights; provided, however, that unless the Purchaser is in control of any such action or proceeding as contemplated in Section 6.5(d), the Vendor will not be required to accept the Purchaser's comments regarding its litigation strategy or documents.

  The Vendor may not sell, assign, transfer, otherwise dispose of or abandon any Product Patent Right in the Territory during the Term to any Person without the prior written consent of the Purchaser, acting reasonably.

  If any of the NPS Patent Rights or the NPS Know-How in the Territory arising after the Closing covers (i) Products, (ii) any method for identification of Products, (iii) any process for manufacturing Products, (iv) any intermediate used in such process, (v) any method to formulate or deliver Products, or (vi) any use of Products (the relevant License Agreement Patent Rights or License Agreement Know- How, as applicable, the "Additional Patent Rights" or "Additional Know-How"), the Additional Patent Rights shall be deemed to be included in the Product Patent Rights and the Product Know-How. In the event any of the License Agreement Patent Rights or the License Agreement Know-How in the Territory arising after the Closing covers the items enumerated in clauses (i), (ii), (iii), (iv), (v) or (vi) in the preceding sentence, the Vendor shall direct Kirin to thereafter pay to the Purchaser any additional payments of amounts that constitute Royalties as a result thereof which the Vendor is entitled to receive under the Kirin License Agreement due to such additional License Agreement Patent Rights or License Agreement Know-How.

  If Kirin sells any Compound, other than the Marketed Product, within the Territory in the Product Field, the Vendor shall include all such Compounds in the Products and shall direct Kirin to thereafter pay to the Purchaser any additional payments of amounts that constitute Royalties as a result thereof which the Vendor is entitled to receive under the Kirin License Agreement.

6.6   [*]

6.7   Termination of Kirin License Agreement; New License Agreement

  If:

    at any time following termination of the Kirin License Agreement [*]; or

    [*],

  and at such time the Licensed Technology remains economically valuable (as determined by the Purchaser acting reasonably), then the Vendor shall thereafter use commercially reasonable efforts to enforce its rights under [*] the Kirin License Agreement, [*] that are expressly provided to survive the termination or expiration thereof (including with respect to the Licensed Technology) and for a period of 12 months following the effective date of any such termination use commercially reasonable efforts: (A) to negotiate, execute and deliver (x) a new license agreement (the "New License Agreement") for the license of the Licensed Technology (in the Territory or any country in the Territory, as applicable (in each case for clarity, as defined in the Kirin License Agreement)), on terms that are substantially similar (when taken as a whole) as those contained in [*] the Kirin License Agreement, as applicable, and that do not adversely affect the Assigned Rights, or (y) any other arrangement for the exploitation of the Licensed Technology (in the Territory or any country in the Territory, as applicable (in each case for clarity, as defined in the Kirin License Agreement)), in each case providing for the payment of royalties or other consideration to the same extent and for the same period of time that Royalties are payable to the Vendor pursuant to [*] the Kirin License Agreement, as applicable, or the economic equivalent thereof on terms that are reasonably satisfactory to the Purchaser and the Vendor (collectively, the "New Arrangement"); and (B) to obtain all approvals and consents which are necessary in connection therewith.

  The Vendor shall obtain the Purchaser's written consent prior to entering into any New Arrangement and shall keep the Purchaser reasonably informed as to the status of negotiations with respect to and completion of the New Arrangement. Promptly upon the Vendor entering into the New Arrangement, the Vendor shall provide the Purchaser with a certified true, correct and complete copy of the agreement or contract relating to the New Arrangement and the Purchaser shall be entitled to all royalties and other consideration payable to the Vendor under such New Arrangement to the same extent and under the same terms as set forth in the definition of the Purchaser Royalty Interest herein (the "New Royalty Interest").

  If the Vendor does not complete such negotiation, execution and delivery and obtain such approvals and consents within 12 months of commencing the process of obtaining a New License Agreement, then the Vendor shall provide reasonable assistance to and cooperate with the Purchaser, at the Purchaser's cost and expense, and the Purchaser shall be authorized in the name of the Vendor for the benefit of the Purchaser, at the Purchaser's sole discretion, cost and expense (including the Purchaser's payment of the Vendor's reasonable attorney fees in connection therewith, if any), to negotiate, execute and deliver a New License Agreement for the license of the Licensed Technology on terms that are no more extensive (when taken as a whole), without the Vendor's permission, than the terms contained in [*] the Kirin License Agreement, as applicable, but in any event, with respect to the following matters, the New License Agreement shall include provisions at least as favourable to the Vendor as those contained in [*] the Kirin License Agreement, as applicable: disclaimers of the Vendor's liability, intellectual property ownership and control, commercialization diligence and indemnification of the Vendor. In the event the Vendor enters into a New Arrangement, the Vendor agrees to comply with the provisions of this Agreement in connection with the New License Agreement and references herein to the Purchaser Royalty Interest, the Kirin License Agreement and the Assigned Rights shall be deemed to be references to the New Purchaser Royalty Interest, the New License Agreement, and all of the right, title and interest (but none of the obligations) of the Vendor in and to the New License Agreement, respectively, and references to [*] Kirin shall be deemed to be references to the other party to the New License Agreement and that other party's Affiliates.

6.8   Confidentiality

  All information furnished by the Purchaser to the Vendor or by the Vendor to the Purchaser in connection with this Agreement and the transactions contemplated hereby (including pursuant to the Two-Way Non-Disclosure Agreement), as well as the terms, conditions and provisions of this Agreement and any other agreement delivered pursuant hereto, shall be kept confidential by the Vendor and the Purchaser and shall be used by the Vendor and the Purchaser only in connection with this Agreement and the transactions contemplated hereby, except in connection with the enforcement of rights under this Agreement and except to the extent that such information: (i) is already known (and not subject to confidentiality) by the party to whom the information is disclosed or in the public domain at the time the information is disclosed; (ii) thereafter becomes lawfully obtainable from other sources other than as a result of a breach of an obligation of confidentiality; (iii) is required to be disclosed in any document to be filed with any Governmental Authority; or (iv) is required to be disclosed under securities laws or regulations applicable to the Vendor, the Purchaser or their respective Affiliates, or by court or administrative order. Notwithstanding the foregoing, the Purchaser may disclose such information to its manager and partners and each of its and their respective Affiliates, directors, officers, investors, bankers, financing sources, ratings agencies, advisors, trustees and representatives and the Vendor may disclose such information to its Affiliates, directors, officers, bankers, advisors, investors, financing sources, strategic partners and representatives, provided that such Persons shall be informed of the confidential nature of such information and shall be obligated to keep such information confidential pursuant to the terms of this Section 6.8.

  The parties shall use reasonable efforts, acting in good faith, to cooperate with each other with respect to the scope and substance of all disclosures regarding this Agreement to or as required by any Governmental Authority, including the United States Securities and Exchange Commission. In addition, the parties will coordinate in advance with each other in connection with the redaction of certain provisions of this Agreement with respect to any SEC filings of this Agreement, and each party shall use commercially reasonable efforts to seek confidential treatment for such terms if so requested by the other party. Notwithstanding the foregoing, each party shall ultimately retain control over the scope of information to be disclosed to any Governmental Authority for purposes of complying with any applicable law.

  The parties shall be free to publicly disclose information contained in any materials that have previously been approved for public disclosure by the other party, without further approvals from the other party hereunder, to the extent there have been no material additions or changes thereto.

  The Purchaser acknowledges that the Vendor will, after Closing, make a public announcement of the transactions contemplated by this Agreement in the form of the press release set out in Schedule 6.8(d). Except as set forth in this Section 6.8, no announcement or other disclosure, public or otherwise, concerning the financial or other terms of this Agreement shall be made, either directly or indirectly, by any party hereto without first obtaining the written approval of the other party and agreement upon the nature and text of such announcement or disclosure, such approval and agreement not to be unreasonably withheld or delayed.

  The confidentiality obligations set forth in this Section 6.8 shall survive for five (5) years after termination of this Agreement pursuant to Section 7.1.

6.9   Books and Records

Each of the parties will treat the sale and assignment to the Purchaser of the Assigned Rights pursuant to Section 2.1 as a sale and assignment on its books and records.

6.10   Cure Period; Purchaser May Perform

  Subject to the Purchaser's rights specified in Section 6.10(b), the Vendor or the Purchaser, as applicable (a "Breaching Party"), shall have sixty (60) days after receiving notice (a "Default Notice") from the other party (the "Notifying Party") to cure the breach of any covenant contained in this Agreement or in any Closing Document prior to the Notifying Party exercising any remedies under this Agreement, any Closing Document or at law or in equity.

  If the Vendor fails to observe or perform any covenant, condition or agreement contained in this Agreement, and such failure remains unremedied thirty (30) days after a Default Notice is delivered to the Vendor by the Purchaser, then the Purchaser may (but shall not be obliged to) perform, or cause performance of, such covenant, condition or agreement, provided that the Purchaser shall in any event first have given the Vendor written notice of its intent to do the same either in the Default Notice or otherwise.

6.11   Grant of Security Interest

The Vendor shall enter into and perform its obligations under the Security Agreement or any security agreement to be entered into by the Vendor and the Purchaser in accordance with Section 6.6, including, as general and continuing security for the due payment and performance of all of the Vendor's obligations under this Agreement, the grant to the Purchaser of a legal, valid and enforceable first priority security interest in and to the Licensed Technology and the Kirin License Agreement, on the terms of and subject to the conditions contained in the Security Agreement.

6.12   Costs and Expenses

Each party shall be responsible for and bear all of its own costs and expenses (including attorney fees and any brokers, finders or investment banking fees or prior commitment in respect thereof) incurred in connection with this Agreement and the Closing.

6.13   No Contravention of Vendor's Residual Rights; End of Term

  The Purchaser shall not take any action or omit to take any action that would materially impair the Vendor's residual rights in, to or under the Kirin License Agreement.

  At the end of the Term, the Purchaser shall take such actions, and execute such documents, certificates and instruments as reasonably requested by the Vendor to terminate the security interests granted by the Vendor hereunder and pursuant to the Security Agreement and to direct Kirin to thereafter pay the royalties under the Kirin License Agreement and deliver the Reports to the Vendor or to such other Person as the Vendor may determine in its sole discretion.

6.14   Compliance with Laws

During the Term, the Vendor will comply in all material respects with all laws, statutes, ordinances, regulations, rules, decrees and orders of Governmental Authorities of the United States of America applicable to the Vendor or its business.

6.15   New Classes of Notes Under Indenture

  Prior to issuing any new class of Notes (as such term is defined in the Indenture) pursuant to the Indenture, including any Class C Notes (as such term is defined in the Indenture) contemplated in the Fourth Supplemental Indenture, the Vendor shall cause Cinacalcet Royalty Sub (or any successor thereto) to use its best efforts to exclude from the definitions of "Royalty Rights" and "Licensed Technology" in the Indenture (and any related provisions in the Indenture and, if applicable, the Cinacalcet Purchase Agreement), to the extent applicable to any such new class of Notes (as such term is defined in the Indenture): (i) all payments and other rights which would be deemed to be Assigned Rights under this Agreement pursuant to Section 6.6(b)(iii) of this Agreement in the circumstances contemplated in Section 6.6, and (ii) the Licensed Technology (for clarity, as such term is defined in this Agreement). For purposes of the foregoing, "best efforts" shall not require the expenditure of funds, the giving of value in kind or the making of other economic concession by the Vendor or Cinacalcet Royalty Sub, in each case to or for the benefit of the Noteholders (as such term is defined in the Indenture).

  The parties acknowledge and agree that the intended consequence of the best efforts obligation of the Vendor in Section 6.15(a) is that, to the extent that the Indenture is actually amended as contemplated in Section 6.15(a), all references in this Agreement to Outstanding Notes (as such term is defined in the Indenture) will refer to the Class A Notes, the Class B Notes and any Refinancing Notes (as such terms are defined in the Indenture) and not to any other class of Notes (as such term is defined in the Indenture) that may be issued after the date of this Agreement.

ARTICLE 7
TERMINATION; SURVIVAL

7.1   Termination

This Agreement shall terminate on the earlier of: (i) the Termination Date; (ii) the expiration of the Kirin License Agreement pursuant to Section 6.1 thereof; (iii) the failure by the Vendor or the Purchaser to enter into a New License Agreement in accordance with Section 6.7 following the termination of [*] the Kirin License Agreement in the circumstances contemplated in Section 6.7(a); or (iv) the written agreement of the Vendor and the Purchaser.

7.2   Survival

  The representations and warranties in Sections 4.1 (Organizational, Standing and Power), 4.2 (Authority, Execution and Delivery; Enforceability), 4.5 (Ownership of Assigned Rights), 4.6(a) (Validity of Kirin License Agreement and Brigham Agreements, etc.), 4.6(d) (Copies of the Kirin License Agreement and Brigham Agreements, etc.), 4.6(e) (No Assignment of Rights, etc.), 4.7(a) (Representations with Respect to Patents, etc.), 4.7(b) (No Third Party Claims in Patents, etc.), 4.7(d) (No Third Party Licensed, etc.), 4.7(e) (No Other Compounds, etc.), 4.14 [*], 5.1 (Organization) and 5.2 (Authorization) shall survive the Closing until the Termination Date. The other representations and warranties in Article 4 and Article 5 shall survive the Closing until the second anniversary of the date hereof. No claim for any breach of a representation or warranty or any claim for indemnification based on a breach of representation or warranty shall be made following the date when the applicable representation or warranty expires.

  Other than as expressly provided herein, to the extent not performed, covenants shall survive the Closing until the termination of this Agreement pursuant to Section 7.1.

ARTICLE 8
INDEMNITY

8.1   Indemnification by the Vendor

The Vendor shall indemnify the Purchaser, and its officers, directors, managers, partners, trust beneficiaries, agents and representatives against, and hold each of them harmless from, any Damages suffered or incurred by any such Person arising from, relating to or otherwise in respect of:

  any breach of any representation or warranty of the Vendor contained in this Agreement or any Closing Document;

  any breach of any covenant of the Vendor contained in this Agreement or any Closing Document;

  any liability or obligation of the Vendor arising under or relating to the Brigham Agreements, SB Agreement, [*]; and

  any deduction, set-off, claim, counterclaim or offset by Kirin or any of its Affiliates or Sublicensees against any payment that the Purchaser is entitled to receive pursuant to this Agreement in respect of the Assigned Rights if such right of deduction, set-off, claim, counterclaim or offset (i) relates to any obligation or liability that arose prior to the commencement of the Term, (ii) is made in accordance with Section 7.2 of the Kirin License Agreement in the event the Kirin License Agreement is terminated by Kirin for a material failure or neglect in the performance of a material obligation by the Vendor pursuant to Section 6.3 of the Kirin License Agreement, (iii) is made to satisfy any tax paid or required to be withheld by Kirin, any of its Affiliates or Sublicensees on account of royalties or other payments payable to the Vendor under the Kirin License Agreement as contemplated in Section 11.3 of the Kirin License Agreement, or (iv) is not expressly contemplated in the Kirin License Agreement.

8.2   Indemnification by the Purchaser

The Purchaser shall indemnify the Vendor, its directors, officers, shareholders and representatives against, and hold them harmless from, any Damages suffered or incurred by any such Person arising from, relating to or otherwise in respect of:

  any breach of any representation or warranty of the Purchaser contained in this Agreement; and

  any breach of any covenant of the Purchaser contained in this Agreement.

8.3   Procedure for Claims

  Third Party Claims. In order for a person (the "indemnified party") to be entitled to any indemnification provided for under Section 8.1 or 8.2 in respect of, arising out of or involving a claim made by any Person against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing (and in reasonable detail) of the Third Party Claim within ten (10) Business Days after receipt by such indemnified party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, within five (5) Business Days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

  Assumption. If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim and that would not otherwise adversely affect the indemnified party.

  Other Claims. In the event any indemnified party has a claim against any indemnifying party under Section 8.1 or 8.2 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 8.1 or 8.2, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure.

8.4   Tax Matters

The Purchaser acknowledges that neither the Vendor nor any of its employees or Affiliates has rendered any tax advice related to the receipt by the Purchaser of payments pursuant to this Agreement and that neither the Vendor nor any of its employees or Affiliates has provided any representation regarding the application of the tax law of any jurisdiction to the Purchaser in connection with the receipt of such payments. Neither the Vendor nor any of its employees or Affiliates shall be liable or otherwise incur an obligation to the Purchaser as a result of any tax liabilities (including any penalties or fines) incurred by the Purchaser arising out of, or resulting from, the Purchaser's tax planning in connection with the consummation of the transactions contemplated herein; provided, however, that the foregoing shall not relieve the Vendor of any obligation arising under Section 8.1(a).

ARTICLE 9
MISCELLANEOUS

9.1   Further Assurances

After the Closing, from time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents, certificates and instruments, and shall take, or cause to be taken, all such further or other actions, as such other party may deem reasonably necessary, desirable or appropriate to carry out all of the provisions of this Agreement and to consummate all of the transactions contemplated by this Agreement and the Closing Documents (for certainty, including in the circumstances contemplated in Section 9.6 or Section 6.7).

9.2   Specific Performance

Each of the parties hereto acknowledges that the other party may have no adequate remedy at law if it fails to perform any of its obligations under this Agreement. In such event, each of the parties agrees that the other party shall have the right, in addition to any other rights it may have (whether at law or in equity), to pursue equitable remedies such as injunction and specific performance of this Agreement.

9.3   Notices

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent electronically, by facsimile or e-mail (with proof of electronic transmission), or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand, facsimile or e-mail, or if mailed, three Business Days after mailing (one Business Day in the case of express mail or overnight service), as follows:

  if to the Purchaser:

  [*]

  if to the Vendor:

  [*]

or to such other address or addresses as the Purchaser or the Vendor may from time to time designate by notice as provided herein.

9.4   Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties hereto. This Agreement may not be assigned in whole or in part by either party without the prior written consent of the other party; provided, however, that the Purchaser may assign this Agreement in whole or in part without the prior written consent of the Vendor: (a) by way of security to a financial institution or other lender, (b) to any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Purchaser, (c) to a special purpose vehicle created to be bankruptcy remote or for financing purposes or (d) as part of a sale of a material part of the Purchaser, in any case whether by way of reorganization or otherwise, and the Purchaser shall give prompt notice of any such assignment to the Vendor within ten (10) Business Days after the occurrence thereof.

9.5   No Partnership

Nothing in this Agreement shall be deemed in any way or for any purpose to constitute either party as a partner of the other party in the conduct of any business. For all purposes of this Agreement, the parties are independent contractors. Except to the limited extent expressly provided in this Agreement, neither party shall have the authority to bind, obligate or represent the other party.

9.6   Entire Agreement

This Agreement, the Kirin Consent and Direction, the Bill of Sale and the Security Agreement, including the Schedules and Exhibits hereto and thereto, together constitute the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter (including, for certainty, the letter of intent dated November 10, 2009 and the Two-Way Non-Disclosure Agreement).

9.7   True Sale Security Agreement

  The Vendor and the Purchaser intend and agree that the sale, assignment, transfer, conveyance and delivery of the Assigned Rights at the Closing be and is a true sale by the Vendor to the Purchaser that is absolute and irrevocable and that provides the Purchaser with the full benefits of ownership of the Assigned Rights from and after the Closing, and neither the Vendor nor the Purchaser intends the transactions contemplated hereunder to be, or for any purpose to be characterized as, a loan from the Purchaser to the Vendor. The Vendor waives any right to contest or otherwise assert that this Agreement is other than a true sale by the Vendor to the Purchaser under applicable law, which waiver shall be enforceable against the Vendor in any bankruptcy or insolvency proceeding relating to the Vendor. If, notwithstanding the intention of the parties hereto, the sale by the Vendor of the Assigned Rights shall be characterized as a loan and not a sale, or such sale shall for any reason be ineffective or unenforceable, then this Agreement shall be deemed to constitute a security agreement under the UCC and applicable law. The Vendor consents to the Purchaser filing any UCC financing statements that in the Purchaser's determination may be necessary to evidence the Purchaser's ownership of the Assigned Rights.

  Solely as a precaution, in the event a court of competent jurisdiction should hold for any reason that the sale, assignment, transfer, conveyance and delivery to the Purchaser of the Assigned Rights at the Closing is not a "true sale" at law and that the Purchaser only has a security interest in the Assigned Rights, the Vendor hereby grants as continuing security for the due and timely payment and performance by the Vendor of all of its indebtedness, liabilities and obligations (whether direct, indirect, absolute, contingent or otherwise) to the Purchaser arising pursuant to this Agreement or any Closing Document, a security interest in the Assigned Rights, and this Agreement shall constitute a security agreement for purposes of the UCC. In furtherance of the foregoing, the Vendor hereby authorizes the Purchaser to authenticate in the name of the Vendor and file one or more UCC financing statements (or similar documents) with respect to the Assigned Rights to evidence the granting of such security interest, provided that the Purchaser shall provide the Vendor with a reasonable opportunity to review any such UCC financing statements or similar documents prior to filing. For greater certainty, the Purchaser shall not file this Agreement in connection with the filing of any such UCC financing statements or similar documents.

9.8   Amendments, Supplements, Waivers

This Agreement may be amended or supplemented only by a written agreement signed by the Purchaser and the Vendor. Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

9.9   Severability

If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect.

9.10   Governing Law

  This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof except as set forth in Sections 5-1401 of the New York General Obligations Law.

  Each party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of the State of New York located in New York County, New York and the U.S. federal district courts in the Southern District of the State of New York.

9.11  Waiver of Jury Trial

Each party hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any claim, demand, action or cause of action directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby, and each party hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury, and that either party hereto may file an original counterpart or a copy of this Section 9.11 with any court as written evidence of the consent of the signatories hereto to the waiver of their right to trial by jury. Each party: (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.11.

9.12  Time

Time is of the essence of this Agreement and each of its provisions.

9.13  Counterparts

This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement. This Agreement may be delivered by either party by facsimile or by electronic delivery and, if so executed and delivered, shall be legally valid and binding on the party executing in such manner.

IN WITNESS WHEREOF the parties have executed this Agreement.

NPS PHARMACEUTICALS, INC.
by	/s/ Luke M. Beshar
Name: Luke M. Beshar
Title: Senior Vice President and Chief Financial Officer

LSRC II S.ÀR.L.
by	/s/ Behzad Khosrowshahi
Name: Behzad Khosrowshahi
Title: Manager

SCHEDULE 1.1(a)

LIST OF PRODUCT PATENT RIGHTS

[*]

SCHEDULE 4

VENDOR DISCLOSURE SCHEDULE

[*]

SCHEDULE 6.8(d)

FORM OF VENDOR'S PRESS RELEASE

(attached)